Exhibit 8.2
February 19, 2008
Board of Directors
TransCommunity Financial Corporation
4235 Inns Lake Drive
Glen Allen, Virginia 23060
Re:	Tax Opinion—Merger of TransCommunity Financial Corporation with and into Community Bankers Acquisition Corp.
Ladies and Gentlemen:
     You have requested our opinion as to certain federal income tax consequences of the proposed merger (the “Merger”) of TransCommunity Financial Corporation (“TFC”) with and into Community Bankers Acquisition Corp. (“CBAC”), pursuant to the Agreement and Plan of Merger, dated as of September 5, 2007, by and among TFC and CBAC (the “Merger Agreement”) as described in the registration statement on Form S-4 to be filed by CBAC with the Securities and Exchange Commission today (the “Registration Statement”). All capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.
ASSUMPTIONS:
     In connection with this opinion, we have reviewed (i) the Merger Agreement, (ii) the Registration Statement, including the Proxy Statement/Prospectus forming a part thereof, and (iii) such other documents concerning the Merger as we have deemed necessary (the documents referred to in (i), (ii), and (iii) above, collectively, the “Merger Documents”).
     With respect to the various factual matters material to our opinion, we have relied upon certificates of certain officers of TFC and CBAC (the “Officers’ Certificates”). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct. As to all matters in which a person or entity has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no plan, intention, understanding or agreement. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement.
A Professional Corporation
North Carolina • Virginia • Washington, D.C. • London
Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com

Board of Directors
TransCommunity Financial Corporation
February 19, 2008

     We have assumed (i) the genuineness of all signatures on the Merger Documents; (ii) the due authorization, execution and delivery of all documents and the validity and binding effect thereof; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of such original documents; (v) the legal capacity of natural persons; and (vi) the correctness, without qualification, of any statement made in any of the documents referred to herein “to the best of the knowledge” of any person or party.
     We also have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are, and will be as of the Effective Time of the Merger, true, complete and correct, and (iii) the Registration Statement is true, complete and correct.
OPINION:
     Based on the foregoing and subject to the limitations and qualifications set forth herein, we give our opinion as follows:
     1. The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”), and TFC and CBAC will each qualify as a “party to a reorganization” within the meaning of Section 368(b) of the Code.
     2. No gain or loss will be recognized for federal tax purposes by TFC and CBAC as a result of the Merger.
     3. No gain or loss will be recognized for federal tax purposes by any TFC shareholder upon his, her, or its exchange of TFC Common Stock solely for CBAC Common Stock.
     4. TFC intends to characterize a one-time special cash dividend payment made to the TFC shareholders immediately prior to the Merger as a dividend distribution subject to taxation under Section 301 of the Code and not as additional Merger consideration. There can be no assurance that the Internal Revenue Service will not characterize the distribution as a cash

Board of Directors
TransCommunity Financial Corporation
February 19, 2008

payment made to the TFC shareholder as part of the Merger consideration. In the event the cash payment is treated as additional Merger consideration, any TFC shareholder who receives CBAC Common Stock and cash in exchange for TFC Common Stock will be treated as receiving such Merger Consideration as a payment in redemption of such TFC Common Stock subject to the provisions of Section 302 of the Code. If the deemed redemption is treated as an exchange under Section 302(b) of the Code, gain, but not loss, will be recognized to the extent of the lesser of: (i) the amount of cash received by the TFC shareholder, or (ii) the excess of (A) the sum of the value of the CBAC Common Stock and cash received by such TFC shareholder over (B) the TFC shareholder’s aggregate tax basis in the TFC Common Stock exchanged. If the deemed redemption is treated as a dividend under Section 302 of the Code, the TFC shareholder will recognize the amount of gain described in the immediately preceding sentence, and such gain will be treated as a dividend to the extent of such TFC shareholder’s ratable share of accumulated earnings and profits.
     5. Any TFC shareholder who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized by such TFC shareholder measured by the difference between the redemption price and the portion of the TFC shareholder’s tax basis in the TFC Common Stock allocable to such fractional share interest.
     6. Any TFC shareholder who receives solely cash for shares of CBAC common stock as a result of exercising and perfecting appraisal rights will be treated as receiving a payment in redemption of such stock subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized by such TFC shareholder measured by the difference between the amount of cash received and the shareholder’s tax basis in the TFC common stock.
     7 The aggregate tax basis of the CBAC Common Stock received by each TFC shareholder will be equal to the aggregate tax basis of such TFC shareholder’s TFC Common Stock surrendered therefor in the Merger decreased by any cash received, and by the amount of any tax basis allocable to any fractional share interest for which cash is received, and increased by any gain recognized.
     8. The holding period under Section 1223 of the Code for the shares of CBAC Common Stock received by each TFC shareholder will include the holding period for the TFC Common Stock of such TFC shareholder surrendered therefor in the Merger, provided that the TFC shareholder held such shares as a capital asset on the date of the Merger.

Board of Directors
TransCommunity Financial Corporation
February 19, 2008

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Our opinion is limited to the existing federal tax law of the United States of America. Our opinions are limited to the matters expressly stated. No opinion is implied or may be inferred beyond such matters.
     Our opinion expressed herein is made in connection with the Merger and is solely for the benefit of TFC and the TFC shareholders. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not be otherwise distributed to or relied upon by any other person, filed with any other government agency or quoted in any other document, without our prior written consent.

Very truly yours, WILLIAMS MULLEN
By:	/s/ J. Conrad Garcia
Shareholder